Exhibit 99.1

Geron Appoints Stephen Kelsey as Executive Vice President and Chief Medical Officer for Oncology, and Hassan Movahhed as Vice President of Clinical Operations for Oncology

MENLO PARK, Calif.--(BUSINESS WIRE)--April 27, 2009--Geron Corporation (Nasdaq:GERN) today announced the appointment of Stephen M. Kelsey, M.D., F.R.C.P., F.R.C.Path., as executive vice president and chief medical officer, oncology, and Hassan Movahhed as vice president of clinical operations, oncology. Dr. Kelsey will manage the operational and strategic activities of the company’s oncology programs. He will report to Dr. Thomas B. Okarma, Geron’s president and chief executive officer. Mr. Hassan will be responsible for all oncology clinical operations and will report to Dr. Kelsey.

Stephen Kelsey

“This is a fantastic time to join the oncology team at Geron,” said Dr. Kelsey. “I am very excited to be involved in the development of anti-cancer therapies that target telomerase. The evidence to date that support the utility of the telomerase inhibitor imetelstat (GRN163L) against most human cancer types coupled with the recent demonstration of broad activity against multiple cancer stem cell types, makes the clinical development program particularly exciting.”

“We are very pleased to engage Stephen at this point in the clinical development program as we demonstrate telomerase inhibition in patients treated with imetelstat (GRN163L),” said Dr. Okarma. “He brings extensive experience in the clinical development of oncology drugs that will build on and complement the strengths of our existing team.”

Dr. Kelsey joins Geron from Genentech, Inc., where he was vice-president, clinical hematology/oncology, responsible for a broad range of oncology development programs spanning pre-Phase I through marketed products.

Before his tenure at Genentech he was director of clinical affairs at Pharmacia Corporation (SUGEN, Inc.) in South San Francisco and director of global clinical development (oncology) at Pharmacia Corporation in Milan, Italy. Dr. Kelsey was the lead clinician for both SU6668 and SU011248, which is now marketed as Sutent by Pfizer.

Dr. Kelsey was a senior lecturer in hematology/oncology at St. Bartholomews and the Royal London School of Medicine and Dentistry. He earned his M.D., F.R.C.P. and F.R.C.Path in the U.K. at the University of Birmingham.

Hassan Movahhed

In addition, Geron has appointed Hassan Movahhed as vice president, clinical operations, oncology. Mr. Movahhed will run the company’s oncology clinical trials and will report to Dr. Kelsey.

Mr. Movahhed was most recently at Elan Biopharmaceuticals, Inc., where he was vice president and head, global clinical operations. He has had long tenures at Bristol Myers Squibb and Amgen, also heading clinical operations. Mr. Movahhed has broad experience in clinical trials, including studies in oncology as well as nephrology, rheumatology, cardiology and CNS disease.

About Geron

Geron is developing first-in-class biopharmaceuticals for the treatment of cancer and chronic degenerative diseases, including spinal cord injury, heart failure and diabetes. The company is advancing an anti-cancer drug and a cancer vaccine that target the enzyme telomerase through multiple clinical trials. Geron is also the world leader in the development of human embryonic stem cell (hESC)-based therapeutics. The company has received FDA clearance to begin the world’s first human clinical trial of a hESC-based therapy: GRNOPC1 for acute spinal cord injury. For more information about Geron, visit www.geron.com.

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that statements in this press release regarding potential applications of Geron’s telomerase technology constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2008.

CONTACT:
Geron Corporation
Anna Krassowska, Ph.D., 650-473-7765
Investor and Media Relations
info@geron.com